Exhibit 10.2

Party A:

Add.:

Party B: First Branch of Tianjin Mingda Real Estate Co. Ltd. (hereby referred as Party B)

Legal representative/role:

Business license registration No.:

Bank of deposit / account:

Add:

Post code:	Fax:	Tel:

This agreement is supplement to some provisions of Teda City. River and Sea Project Marketing Agent Service Contract of Tianjin Chengkai Real Estate Co., Ltd. (referred as master contract) entered into by Party A and Party B in Sep.2011 in relation to TEDA City River and Sea Project Phase II; the supplementary agreement has the same legal effect as the master contract.

This agreement mainly amends the “Part III: Work Scope for entrusted Sales Agent” and “Part VII: Charge Standard and Payment Term for Sales Agent” under Marketing Agent Service Contract for Tianjin Chengkai Real Estate Co. Ltd relating to Teda City . River and Sea Project and the two revised parts shall prevail over the previous ones.

Part III Work scope for entrusted agent

Party A entrusts Party B to exclusively plan and represent as contracted by this agreement all marketable property of residential house, salable area of residential products is about 219,705 Square meters, of which phase II part has subject to real estate area estimate by Municipal Land Resources Survey and Housing Survey Center with salable area around 99353 square meters. In addition, Party A entrusts Party B to be one of the sales agents for selling underground parking lot.

Part VII. Charge standard and payment term for sales agent

1.	Charging standard for sales agent

Party A agrees that Party B charges 1.1% of actual sales amount as commission for plan and marketing agent (including above mentioned one-stop plan scheme, advertisement planning, design cost and etc.). If the customer resources (of which the quantity shall not exceed 5% of the total sales volume including proportion of customer resource provided by Party A in the first phase of sales) are transacted, the area shall be included in the amount of work completed by Party B, Sales price counted in the average price, commission is 0.9% of sales amount. Except for property administered house and payment balance house (not commission based) and additional commission from clients with limited quantity from Party A, other concluded deals in any manners (including transactions house with discount directly claimed from Party A in later period in addition to the agreed quantity of house) are all included into Party B ‘s sales performance and sales agent commission is 1.1% .

Both Party A and Party B clarify that the overall sales performance indicator in 2004 is RMB0.64 billion yuan, with received payments of RMB0.59 billion yuan. If Party B ‘s actual sales volume exceed established mandate indicators, the commission for the exceeding part is based on 1.2% of the exceeding sales amount.

As for parking lot sales, Party A agrees that Party B charges 0.5% of parking lot sales amount on 22nd Mar.2014 and 23rd Mar. 2014 as plan and marketing agent commission. After 23rd Mar.2014, Party B, as one of the parking lot sales agents, could charge 0.5% as parking lot agent commission upon confirmation by Party A.

2.	Commission calculation and counting for sales agent

This supplementary agreement continues relevant provisions contracted in phase I: Party A finalizes monthly sales plan and requires Party B to perform sales work as required, every month Party A conducts performance review assessment based on the sales plan, in which circumstance, in case of Party B’s failure to achieve the criteria of assessment every month, Party A has rights to deduct 20% of commission and retain it as risk fund, in case of failure to accomplish sales plan over three consecutive months, Party A has rights to deduct 20% of commission and does not pay any more; in case of conclusion of sales plan over three consecutive months, Party A could revert the risk fund to Party B. In case of failure to achieve assessment standard over half year consecutively, Party A is entitled to dissolve this agreement.

In accordance with sales revenue target formulated by the group, Party B commits to conclude a sales amount not less than RMB 0.64 billion yuan, with received payment not less than RMB 0.59 billion yuan. Actual average price, subject to market conditions, is based on price table formulated by Party A (in case of adjustment to annual indicators resulting from release delay due to the reason of Party A or material policy changes, Party A and Party B separately agree to sign a supplementary agreement .)

The text of this agreement consists of four pages, a quadruplicate of four copies with each party holding two respectively. This supplementary agreement bears the same legal effect as the master contract. This Agreement shall enter into force on the date of signature and seal by two parties.

Party A	Party B: first branch of tianjn mingda real estate co.Ltd.

Legal representative seal	legal representative seal

Signature date	Signature date

Correspondence add.	Correspondence add

Tel	Tel